Exhibit 10.26

Chris Spalding

[REDACTED]

October 3, 2008

Dear Chris

Your Employment as Managing Director

I write to confirm our agreement to amend your proposed terms and conditions of employment.

Clause 11.1 of your contract shall now read as follows:

“The Company will operate a stakeholder non-contributory pension scheme and will contribute in each year an amount equal to 10% of the Executive’s basic salary into the scheme on the Executive’s behalf. Payments will be made in monthly instalments in arrears, less any deductions for tax or NI contributions required by law. The Executive will be eligible to join the pension scheme from the date his employment with the Company commences, subject to the rules of such scheme in force from time to time.”

Please sign and return the last draft of your proposed contract, as well as one copy of this letter, to indicate your acceptance of these updated terms.

Yours sincerely

/s/ Jeffrey G. Katz

Jeffrey G. Katz

President and CEO

For and on behalf of Leapfrog Toys (UK) Limited

I accept the amendments to my terms and conditions of employment set out above.

/s/ Chris Spalding

Chris Spalding

11/11/08

Date